Exhibit 10.37

[BWAY Corporation Letterhead]

                 [    ], 2007

Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, New York 10022

Ladies and Gentlemen:

Reference is made to the Financial Advisory Agreement (the “Advisory Agreement”), dated as of February 7, 2003 and attached hereto as Annex A, whereby BWAY Corporation (the “Company”) agreed to retain you, Kelso & Company, L.P. (“Kelso”), and any of your affiliates or designees, to provide consulting and advisory services to the Company commencing on the date thereof for a term ending on the date on which Kelso and its affiliates cease to own any shares of common stock of the Company.

In connection with a secondary sale by certain stockholders of the Company, including affiliates of Kelso, of certain of the shares of common stock, par value $0.01 per share, of the Company now issued and outstanding (the “Offering”), the Company hereby proposes that the annual advisory fee (the “Annual Advisory Fee”) described in the first two sentences of the second paragraph of the Advisory Agreement be terminated contingent upon the closing of the Offering. In consideration for the termination of the Annual Advisory Fee, the Company agrees to pay Kelso a one-time fee of $5.0 million immediately after the closing of the Offering.

All other obligations of the Company set forth in the Advisory Agreement shall survive the termination of the Annual Advisory Fee.

If the Offering is not completed by September 1, 2007, the Company acknowledges that this letter agreement shall expire, becoming null and void.

If you are in agreement with the foregoing, kindly so indicate by signing a counterpart of this letter, whereupon it will become a binding agreement between us.

Very truly yours,

BWAY CORPORATION

By:
Name:	Kevin C. Kern
Title:	Chief Financial Officer

Agreed and accepted:

KELSO & COMPANY, L.P.

By:	Kelso & Companies, Inc.,
its general partner

By:
Name:	James J. Connors II
Title:	Vice President, General Counsel and Secretary

Annex A

Financial Advisory Agreement